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                                                                    EXHIBIT 23.3


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors of Westfield America, Inc., the Managing General Partner of H and H Cerritos, and the Managing General Partner of Oakridge Associates:


We consent to the incorporation by reference in the registration statement (No. 333-52977) on Form S-3 of Westfield America, Inc. of our report dated May 27, 1998, with respect to the combined statement of revenue and certain expenses of Los Cerritos Center and Oakridge Mall for the year ended December 31, 1997, which report appears in the Form 8-K/A of Westfield America, Inc. dated October 16, 1998 (date of earliest event reported, July 31, 1998). Such report contains a paragraph that states that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules an regulations of the Securities and Exchange Commission as described in Note 1. It is not intended to be a complete presentation of Los Cerritos Center and Oakridge Mall's combined revenue and expenses.


                                                       /s/ KPMG Peat Marwick LLP

San Diego, California
October 16, 1998